Exhibit 99.1
OpenText Announces Voting Results for Election of Directors
Waterloo, ON -- September 4, 2019 -- Open Text Corporation (NASDAQ: OTEX, TSX: OTEX) confirmed today that each of the proposals submitted to a vote by shareholders at its Annual and Special Meeting of Shareholders (the "Meeting") held earlier today in Waterloo, Ontario was approved, including the election of the eleven nominee directors listed in its management proxy circular dated August 2, 2019. The detailed results of the vote for the election of directors at the Meeting are set out below. Shareholders holding 213,540,409 common shares representing 79.09% of the outstanding common shares were present in person or by proxy at the Meeting.
On a vote by ballot, each of the following nominees proposed by management was elected as a director of OpenText:

	Votes For		Votes Withheld
P. Thomas Jenkins	194,851,653	93.46%	13,627,996	6.54%
Mark J. Barrenechea	202,374,446	97.07%	6,105,203	2.93%
Randy Fowlie	201,313,075	96.56%	7,166,574	3.44%
David Fraser	203,971,863	97.84%	4,507,786	2.16%
Gail E. Hamilton	202,788,532	97.27%	5,691,117	2.73%
Stephen J. Sadler	201,994,641	96.89%	6,485,008	3.11%
Harmit Singh	208,400,210	99.96%	79,439	0.04%
Michael Slaunwhite	197,716,269	94.84%	10,763,380	5.16%
Katharine B. Stevenson	201,980,982	96.88%	6,498,667	3.12%
Carl Jürgen Tinggren	204,416,500	98.05%	4,063,149	1.95%
Deborah Weinstein	190,686,802	91.47%	17,792,847	8.53%
The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR (https://www.sedar.com) and Open Text's Form 8-K filed on EDGAR (https://www.sec.gov/edgar.shtml), each of which was filed on September 4, 2019.
About OpenText
OpenText, The Information Company™, a market leader in Enterprise Information Management software and solutions, enabling companies to manage, leverage, secure and gain insight into their enterprise information, on premises or in the cloud. For more information about OpenText (NASDAQ/TSX: OTEX) visit www.opentext.com.

Copyright ©2019 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved. For more information, visit: https://www.opentext.com/who-we-are/copyright-information.
For more information, please contact
Harry E. Blount
Senior Vice President, Global Head of Investor Relations
Open Text Corporation
415-963-0825
investors@opentext.com